EX-99.g.2

SCHEDULE II

SERIES

MATTHEWS INTERNATIONAL FUNDS (the “Trust”)

Matthews Pacific Tiger Fund
Matthews Asian Convertible Securities Fund
Matthews Korea Fund
Matthews Dragon Century China Fund
Matthews Japan Fund
Matthews Asian Technology Fund
Matthews Asia-Pacific Fund